EXHIBIT 99.2

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Christine Regan
Senior Director, Corporate Communications	(617) 692-0522
(781) 860-8533	reganc@fleishman.com
eileen.mcintyre@cubist.com

CUBICIN MEETS PRIMARY ENDPOINTS IN GROUND-BREAKING

STAPHYLOCOCCUS AUREUS ENDOCARDITIS/BACTEREMIA STUDY

Cubist Plans to File sNDA for Expanded Label Before Year-end

Lexington, MA, June 27, 2005 — Cubist Pharmaceuticals, Inc. (Nasdaq:  CBST) today announced that its Phase 3 Staphylococcus aureus (S. aureus) endocarditis and bacteremia trial of CUBICIN® (daptomycin for injection) at 6 mg/kg once daily met its primary endpoints of non-inferiority in the intent-to-treat (ITT) and per protocol (PP) populations. Cubist expects to file a supplemental New Drug Application (sNDA) before year-end seeking priority review for approval to add S. aureus endocarditis and bacteremia to the indication statement for CUBICIN.  The company will hold a live conference call with a Q & A session this evening at 6:00 p.m. ET.  Call in information is listed below and can be accessed from the website www.cubist.com.

Mike Bonney, President and CEO, said, “This is very big news for Cubist. The trial results have surpassed our expectations. We look forward to having these data presented to the broader scientific community and we are eager to share the data with the FDA. A new therapy in this difficult-to-treat condition would provide a much needed alternative for these seriously ill patients.”

Dr. Ralph Corey, Chair of the Independent External Adjudication Committee, Professor of Medicine and Infectious Disease at Duke University Medical Center and Director of Infectious Disease at Duke Clinical Research Institute said, “This was an exceptionally complicated study to design and execute. With the data it has generated, it sets the standard for registration quality studies of S. aureus endocarditis and bacteremia. Cubist should be commended for its perseverance in taking on this challenging and important trial.”

This is the first-ever successfully executed registration study of endocarditis and bacteremia expressly focused on S. aureus. There were 235 patients in the ITT population and 139 patients in the PP population (patients who completed the specified treatments and evaluations according to protocol). In the ITT population 23% of patients were diagnosed with S. aureus endocarditis and 51% were diagnosed with complicated S. aureus bacteremia, with balanced representation between the two treatment arms. 37% percent of the CUBICIN-treated patients in this population were infected with methicillin-resistant S. aureus (MRSA) and 38% of the patients in the comparator arm were infected with MRSA.

The overall CUBICIN success rates in the ITT and PP populations were higher than the success rates seen in the comparator arm with the greatest difference in success rate observed in the subset of patients with MRSA, although the differences were not statistically significant.

In the trial the most common adverse events, among >15% of patients, in both the CUBICIN (6 mg/kg/day dose) and comparator arms included musculoskeletal symptoms, nausea and vomiting, and edema. Other adverse events seen in >15% of comparator-treated patients included diarrhea, potassium imbalance, anemia, and renal failure or impairment.

Cubist also announced that an abstract covering a more complete review of the study data will be submitted as a late-breaker submission to a Fall infectious disease meeting.

Frank Tally, M.D., Chief Scientific Officer of Cubist, said, “The execution and completion of this international, prospective, comparative study is an historic achievement representing a huge collaborative effort. We acknowledge the important roles played by many parties that contributed to making this effort a success including the Infectious Disease specialists and clinical support teams at 76 study sites in the United States and Europe, the members of the independent Data Monitoring Committee who regularly monitored safety for all patients in the study, the world-class Infectious Disease specialists who were part of the Independent External Adjudication Committee, and the employees of Cubist Pharmaceuticals.”

*****************CONFERENCE CALL INFORMATION********************

WHEN:  Monday, June 27, 2005 at 6:00 p.m. ET

LIVE DOMESTIC & CANADA CALL-IN:  (800) 473-6123

LIVE INTERNATIONAL CALL-IN:  (973) 582-2706

24-HOUR REPLAY DOMESTIC & CANADA:  (877) 519-4471

REPLAY Digital Pin # 6224693

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:

www.cubist.com

Replay will be available for 30 days via the Internet;

a transcript of the call will be filed with the SEC and will also be available upon request

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About infective endocarditis and complicated bacteremia caused by S. aureus

All patients with staphylococcal bacteremia, or the presence of bacteria in the blood, are at risk for serious complications, including deep tissue infections and infective endocarditis (IE), an infection of the heart valves. Even with prompt treatment, infective endocarditis caused by S. aureus is associated with significant morbidity and mortality.

About the S. aureus endocarditis and bacteremia trial

Study DAP-IE-01-02 was an international, multi-center, prospective, randomized, controlled open-label Phase 3 trial of CUBICIN in patients with S. aureus endocarditis and bacteremia. Its end point was non-inferiority versus standard of care. Enrolled patients with S. aureus bacteremia that was either methicillin-sensitive (MSSA) or methicillin-resistant (MRSA) were randomized to receive a minimum of 2-6 weeks of either CUBICIN 6 mg/kg intravenously (IV) once-daily OR a semi-synthetic penicillin 2 grams IV 6 times per day OR vancomycin (standard doses) IV twice daily depending upon the organism susceptibility. Patients in the comparator arm of the study all received an initial 4 days of IV gentamicin. Patients were followed for up to 12 weeks after completion of therapy. Success was determined by an Independent External Adjudication Committee that was blinded to treatment assignment.

About CUBICIN® (daptomycin for injection)

CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. indicated for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).  CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in the complicated skin and skin structure infection clinical trials were mild or moderate in intensity and the most common were constipation, nausea, injection site reactions, and headache.  In these same trials elevated creatine phosphokinase (CPK) levels were reported as adverse events. To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN.  Cubicin should be discontinued in patients with unexplained signs and symptoms of myopathy in conjunction with CPK levels >1000 U/L, or in patients without reported symptoms who have marked elevation in CPK (> 10X ULN).  For full prescribing information, visit www.cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that meet unmet medical needs.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides.  Cubist’s pipeline includes HepeX-B™, a monoclonal antibody biologic currently in the second of two Phase 2 trials to determine its potential for the prevention of infection by the Hepatitis B virus (HBV) in liver transplant patients, and research efforts focused on novel members of the lipopeptide class of molecules and on natural products discovery.  Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) the level of acceptance of CUBICIN by physicians, patients, third-party payors, and the medical community generally; (ii) Cubist’s ability to continue to develop, secure additional regulatory approvals for, and successfully market, CUBICIN; (iii) Cubist’s expectations regarding our ability to continue to manufacture sufficient quantities of CUBICIN in accordance with current Good Manufacturing Practices; (iv) commercialization of products that are competitive with CUBICIN; (v) Cubist’s ability to discover or in-license drug candidates; (vi) Cubist’s ability to successfully develop drug candidates in its pipeline, including HepeX-B; (vii) Cubist’s ability to successfully commercialize any product or technology developed by Cubist; (viii) Cubist’s ability to establish and maintain successful manufacturing, sales and marketing, distribution, and development collaborations; (ix) legislative or regulatory changes adversely affecting Cubist or the biopharmaceutical industry; (x) Cubist’s expectations regarding the future market demand and medical need for CUBICIN;  (xi) Cubist’s ability to protect its intellectual property and proprietary technologies; and (xii) Cubist’s ability to finance its operations.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

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Additional information can be found at Cubist’s web site at www.cubist.com